Exhibit  2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF

JULY  29, 2003

AMONG

FULL HOUSE RESORTS, INC.,

MORONGO BAND OF MISSION INDIANS

AND

MFH MERGER LLC

i

INDEX OF TERMS

Accounts Receivable	25	Hazardous Substance	21
Acquisition Proposal	28	herein	41
Acquisition Transaction	28	hereof	41
Additional Escrow Funds	36	hereunder	41
Agreement	1	Indemnified Parties	34
Authorized Persons	42	Indemnified Party	34
Business Improvements	25	Information	30
CERCLA	20	Initial Escrow Funds	36
Certificate of Merger	1	Intellectual Property	22
Certificates	3	knowledge	41
Closing	5	Leases	24
Closing Date	5	Limited Waiver	42
Code	16	Material Gaming License	9
Company	1	Merger	1
Company Common Stock	2	Merger Consideration	2
Company D&O Liability Insurance Tail	35	Merger LLC	1, 41
Company Disclosure Schedule	9	Merger Taxes	35
Company Financial Statements	12	Multi-employer Plan	18
Company Material Adverse Effect	9	Options	4
Company Permits	15	Outside Date	38
Company Plans	18	Owned Real Property	24
Company Preferred Stock	2	Owner	11
Company Required Statutory Approvals	12	Parties	1
Company SEC Reports	12	Potential Acquirer	28
Company Stockholders’ Approval	36	Proxy Statement	8
Company Stockholders’ Meeting	31	qualified	19
Confidentiality Agreement	30	Qualifying Proposal	29
Contract	7	Release	20
Contracts	7	Shaunnessy Agreement	36
Costs and Expenses	34	single employer	18
DGCL	1	Subsidiary	11
Disbursing Agent	2	Superior Proposal	29
Dissenting Shares	5	Surviving LLC	1
Effective Time	1	Tax	18
Environmental Law	20	Tax Return	18
ERISA	18	Taxes	18
Escrow Agent	36	Tribal Entities	42
Escrow Agreement	36	Tribe	1
excess parachute payment	19	Tribe Disclosure Schedule	6
Exchange Fund	2	Tribe Material Adverse Effect	6
Filing	23	Tribe Representatives	29
Gaming Applications	33	Tribe Required Statutory Approvals	7
Gaming Laws	7	Voting Agreement	38

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of July 29, 2003 by and among Morongo Band of Mission Indians, a federally recognized Indian Tribal government (“Tribe”), MFH Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of Tribe (“Merger LLC”), and Full House Resorts, Inc., a Delaware corporation (the “Company”).  Tribe, Merger LLC and the Company are referred to collectively herein as the “Parties.”

WHEREAS, the respective governing bodies of Tribe, Merger LLC and the Company have each approved the merger of Merger LLC with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
THE MERGER; CLOSING

Section 1.01         The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Company shall be merged with and into the Merger LLC at the Effective Time (as defined in Section 1.02).  Following the Merger, the separate existence of the Company shall cease and the Merger LLC shall continue as the surviving entity (the “Surviving LLC”) and a wholly-owned subsidiary of Tribe, and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

Section 1.02         Effective Time.  The Merger shall become effective when a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the constituent parties to the Merger, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed.  When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger is accepted for record or such later time established by the Certificate of Merger.  The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.07).

Section 1.03         Effects of the Merger.  The Merger shall have the effects set forth in Section 251 of the DGCL.

Section 1.04         Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Tribe, Merger LLC, the Company or the holders of any of the following securities:

(a)           each issued and outstanding share of the Company’s common stock, par value $.0001 per share (“Company Common Stock”), held by the Company as treasury stock and each issued and outstanding share of Company Common Stock owned by any subsidiary of the Company, Tribe, Merger LLC or any other subsidiary of Tribe shall be canceled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

(b)           each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock referred to in paragraph (a) above, shall be converted into the right to receive an amount in cash, without interest, equal to $1.30 and each issued and outstanding share of the Company’s preferred stock, par value $.0001 per share (“Company Preferred Stock”) shall be converted into the right to receive an amount in cash, without interest, equal to $6.15 including all unpaid dividends  (the “Merger Consideration”).  At the Effective Time, all such shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock or Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration; and

Section 1.05         Payment for Shares.

(a)           Prior to the Effective Time, Tribe shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the “Disbursing Agent”) for the payment of Merger Consideration upon surrender of certificates representing the shares of Company Common Stock or Company Preferred Stock.  Tribe will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable to the Company.  At or prior to the Effective Time, the Escrow Agent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company’s stockholders cash in an aggregate amount necessary to make the payments pursuant to Section 1.04 to holders of shares of Company Common Stock and Company Preferred Stock (such amounts being hereinafter referred to as the “Exchange Fund”).  The Disbursing Agent shall invest the Exchange Fund, as the Surviving LLC directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months.  Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving LLC.  The Exchange Fund shall be used only as provided in this Agreement.

(b)           Promptly (but no later than five days) after the Effective Time, the Surviving LLC shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock (the “Certificates”), and whose shares were converted into the right to receive Merger Consideration pursuant to Section 1.04(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock or Company Preferred Stock represented by such Certificate multiplied by the applicable Merger Consideration, and such Certificate shall forthwith be canceled.  No interest will be paid or accrue on the cash payable upon the surrender of the Certificates.  If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving LLC that such tax has been paid or is not applicable.  Until surrendered in accordance with this Section 1.05, each Certificate (other than Certificates representing shares of Company Common Stock owned by any subsidiary of the Company, Tribe, Merger LLC or any other subsidiary of Tribe and shares of Company Common Stock held in the treasury of the Company, which have been canceled) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common Stock or Company Preferred Stock, as applicable, evidenced by such Certificate, without any interest thereon.

(c)           From and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving LLC.  From and after the Effective Time, the holders of shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock except as otherwise provided in this Agreement or by applicable law.  All cash paid upon the surrender of Certificates in accordance with this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and Company Preferred Stock previously represented by such Certificates.  If, after the Effective Time, Certificates are presented to the Surviving LLC for any reason, such Certificates shall be canceled and exchanged for cash as provided in this Article I.  At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

(d)           At any time more than 180 days after the Effective Time, the Surviving LLC shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds).  Thereafter, holders of shares of Company Common Stock and Company Preferred Stock shall look only to the Surviving LLC (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them.  If any Certificates shall not have been surrendered prior to [five years] after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving LLC, free and clear of all claims or interest of any person previously entitled thereto.  Notwithstanding the foregoing, none of Tribe, the Company, the Surviving LLC nor the Disbursing Agent shall be liable to any holder of a share of Company Common Stock or Company Preferred Stock for any Merger Consideration in respect of such share of Company Common Stock or Company Preferred Stock delivered to a public official pursuant to any abandoned property, escheat or other similar law.

(e)           If any Certificate has been lost, stolen, or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Surviving LLC, the posting by such person of a bond in such reasonable amount as the Surviving LLC may direct as indemnity against any claim that may be made against the Surviving LLC with respect to such Certificate, the Disbursing Agent will deliver in exchange for such lost, stolen, or destroyed Certificate, the appropriate Merger Consideration with respect to the shares of Company Common Stock or Company Preferred Stock formerly represented by that Certificate.

(f)            The Surviving LLC or the Disbursing Agent, as the case may be, may deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Preferred Stock such amounts as the Surviving LLC or the Disbursing Agent, as the case may be, may be required to deduct and withhold with respect to the making of any such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local, or foreign tax law, including without limitation withholdings required in connection with payments under Section 1.06.  To the extent withheld by the Surviving LLC or the Disbursing Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made.

Section 1.06         Stock Options.  At the Effective Time, each unexercised option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock (the “Options”) previously granted by the Company or any of its subsidiaries shall be canceled automatically and the Tribe shall or shall cause the Surviving LLC to provide the holder thereof with a lump sum cash payment equal to the product of (i) the total number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess (if any) of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Option.

Section 1.07         The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the executive offices of the Company at Suite 190, 4670 South Fort Apache Road, Las Vegas, Nevada 89147, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing) or such other place and date as the Parties may mutually determine (the “Closing Date”).

Section 1.08         Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has dissented from the Merger in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 1.04(b), unless and until such holder fails to perfect or withdraws or otherwise loses his right to payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to such payment, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest thereon.  The Company shall give Tribe and Merger LLC prompt notice of any notice of dissent received by Company and, prior to the Effective Time, Tribe and Merger LLC shall have the right to participate in all negotiations and proceedings with respect to such dissents.  Prior to the Effective Time, Company shall not, except with the prior written consent of Tribe and Merger LLC, make any payment with respect to, or settle or offer to settle, any such dissents.

ARTICLE II
THE SURVIVING LLC; DIRECTORS AND OFFICERS

Section 2.01         Certificate of Formation.  The Certificate of Formation of Merger LLC in effect at the Effective Time shall be the certificate of formation of the Surviving LLC until amended in accordance with applicable law and this Agreement.

Section 2.02         Operating Agreement.  The Operating Agreement of the Merger LLC in effect at the Effective Time shall be the operating agreement of the Surviving LLC, until amended in accordance with applicable law and this Agreement.

Section 2.03         Directors and Officers.  The directors of Merger LLC immediately prior to the Effective Time shall be the directors of the Surviving LLC as of the Effective Time.  The officers of Merger LLC immediately prior to the Effective Time shall be the officers of the Surviving LLC as of the Effective Time, subject to the right of the Board of Directors of the Surviving LLC to appoint or replace officers.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER LLC

Tribe and Merger LLC jointly and severally represent and warrant to the Company that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by an authorized officer of Tribe (the “Tribe Disclosure Schedule”), it being agreed that disclosure of any item on the Tribe Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item to the Sections other than the Section under which it is specifically disclosed is reasonably apparent from the face of the Tribe Disclosure Schedule:

Section 3.01         Organization and Qualification.  Tribe is a federally recognized tribal government, duly organized and validly existing under the laws of the Tribe and Merger LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its formation and each of Tribe and Merger LLC has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  In this Agreement, the term “Tribe Material Adverse Effect” means an effect that is materially adverse to (i) the business, prospects, financial condition or ongoing operations of Tribe and its subsidiaries, taken as a whole or (ii) the ability of Tribe or Merger LLC to consummate any of the transactions contemplated by this Agreement.

Section 3.02         Tribe; Non-Contravention; Approvals.

(a)           Subject to Tribe and Merger LLC receiving the necessary approvals of the general membership of the Tribe, each of Tribe and Merger LLC has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement and the Merger have been approved and adopted by the Board of Directors or other governing body of each of Tribe and Merger LLC and Tribe as the sole member of Merger LLC, and, except for the approval of the general membership of the Tribe, no other corporate or similar proceeding on the part of Tribe or Merger LLC is necessary to authorize the execution and delivery of this Agreement or the consummation by Tribe and Merger LLC of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Tribe and Merger LLC and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Tribe and Merger LLC enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally; (ii) general equitable principles; and (iii) subject to Section 8.06, principles of law applying to contracts entered into by sovereign Indian tribes.

(b)           The execution, delivery and performance of this Agreement by each of Tribe and Merger LLC and the consummation of the Merger and the transactions contemplated hereby, do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Tribe or any of its subsidiaries under any of the terms, conditions or provisions of (i) the certificate of formation or operating agreement of Merger LLC, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Tribe or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Tribe Required Statutory Approvals (as defined in Section 3.02(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (each a “Contract” and collectively “Contracts”) to which Tribe or any of its subsidiaries is now a party or by which Tribe or any of its subsidiaries or any of their respective properties or assets may be bound or affected, except, with respect to any item referred to in clause (ii) or (iii), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not reasonably be expected to have a Tribe Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(c)           Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger, and (ii) the filings with and approvals by the regulatory authorities which have jurisdiction over the Company’s, Tribe’s or any Tribe affiliate’s gaming operations required under any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current casino and gaming activities and operations of the Company, Tribe or any Tribe affiliate, including Title 29 of the Delaware Code and the rules and regulations of the Delaware State Lottery Office and the rules and regulations of the Delaware Harness Racing Commission, the National Indian Gaming Commission, and all other rules and regulations, statutes and ordinances having authority or with which compliance is required for the conduct of gambling, gaming and casino activities (collectively, the “Gaming Laws”) (the filings and approvals referred to in clauses (i) through (ii) being collectively referred to as the “Tribe Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Tribe or Merger LLC, or the consummation by Tribe or Merger LLC of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have an Tribe Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

Section 3.03         Proxy Statement and Other SEC Filings.  None of the information supplied by Tribe or its subsidiaries for inclusion in any proxy statement to be distributed in connection with the Company’s meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (the “Proxy Statement”), at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 3.04         Brokers and Finders.  Except as disclosed in the Tribe Disclosure Schedule, Tribe has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby.

Section 3.05         Financing.  Tribe has readily available funds sufficient in amount to pay, or to cause Merger LLC to pay, the Merger Consideration, to fund the option cancellation payments pursuant to Section 1.06 and to pay all fees and expenses related to the transactions contemplated by this Agreement.

Section 3.06         Solvency of Surviving LLC.  Immediately after the Effective Date and after giving effect to any change in the Surviving LLC’s assets and liabilities as a result of the Merger and the financing for the Merger Consideration, the Surviving LLC will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay as they become due; provided, that for purposes of making the representation and warranty set forth in this Section 3.06, Tribe has relied on the accuracy of (i) all information provided to it by the Company, and (ii) all information set forth in the Company SEC Reports.

Section 3.07         Gaming Laws.  Neither Tribe, Merger LLC nor any of their affiliates or employees has ever been denied a gaming license in any jurisdiction.  Tribe has no knowledge of any facts that could reasonably be expected to prevent or materially delay obtaining Tribe Required Statutory Approvals.

Section 3.08         Representations Complete.  None of the representations or warranties made by Tribe or Merger LLC herein contains any untrue statement of a material fact, or omits any material fact required or necessary in order to make the statements contained herein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Tribe and Merger LLC that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of the Company (the “Company Disclosure Schedule”), it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item to the Sections other than the Section under which it is specifically disclosed is reasonably apparent from the face of the Company Disclosure Schedule:

Section 4.01         Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect.  In this Agreement, the term “Company Material Adverse Effect” means an effect that is materially adverse to (i) the business, prospects, financial condition or ongoing operations of the Company and its subsidiaries, taken as a whole or (ii) the ability of the Company to consummate any of the transactions contemplated by this Agreement or the ability of the Company to retain any Material Gaming License, excluding any such effect resulting from or arising in connection with (y) changes in general economic, regulatory or political conditions or (z) the announcement of this Agreement or of the transactions contemplated hereby.  A “Material Gaming License” is a license or similar authorization under any Gaming Law without which Tribe or the Company, as the case may be, would be prohibited from operating any of its gaming properties in the state in which such property is located.  True, accurate and complete copies of the Company’s Certificate of Incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Tribe.

Section 4.02         Capitalization.

(a)           The authorized capital stock of the Company consists of (1) 25,000,000 shares of Company Common Stock, par value $.0001 per share and (2) 5,000,000 shares of Company Preferred Stock, par value $.0001 per share.  There are (i) 10,340,380 shares of Company Common Stock issued and outstanding, all of which shares of Company Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights, and 700,000 shares of Company Preferred Stock issued and outstanding, all of which shares of Company Preferred Stock are validly issued, fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (iii) 911,000 shares of Company Common Stock are reserved for issuance upon exercise of outstanding options.  Other than the Options described above, there are no issued and outstanding options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company.  Section 4.02(a) of the Company Disclosure Schedule lists each issued and outstanding Option, the name of the holder of such Option and the exercise price for such Option.

(b)           All of the issued and outstanding capital stock or limited liability company membership interests, as applicable, of Full House Subsidiary of Nevada, Inc., Full House Subsidiary, Inc. and Deadwood Gulch Resort and Gaming Corp. are owned by the Company, except that, assuming completion of the merger referred to in Section 5.12, the Company shall no longer own the issued and outstanding stock of Full House Subsidiary, Inc. and its separate existence shall have ceased.  All of the issued and outstanding limited liability company membership interests of Gaming Entertainment, LLC, Gaming Entertainment (Michigan), LLC, Gaming Entertainment (California), LLC and Full House Mississippi, LLC are owned by Full House Subsidiary, Inc.  Full House Subsidiary, Inc. and GTECH Corporation each own 50% of the issued and outstanding limited liability company interests of Gaming Entertainment (Delaware), LLC.  Each of the issued and outstanding shares of stock and limited liability company membership interests, as applicable, described above have been validly issued and are fully paid, nonassessable and free of preemptive rights.  Except as described above, neither the Company nor any of its subsidiaries owns, directly or indirectly, any interest in any corporation, business trust, joint stock company, partnership, limited liability company or other business organization or association.  None of Full House Subsidiary of Nevada, Inc., Full House Mississippi, LLC or Deadwood Gulch Resort and Gaming Corp. has any employees, conducts any operations, pays any taxes, generates any revenues or losses or has any assets, and each such subsidiary is entirely inactive.

(c)           Except as set forth in Section 4.02(a), as of the date hereof, there are no outstanding subscriptions, options, convertible securities, calls, contracts, commitments,

understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and including any rights plan or other anti-takeover agreement, obligating the Company or any direct or indirect subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment.  There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries.  Except as disclosed in Section 4.02(c) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

Section 4.03         Subsidiaries.  Each direct and indirect subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except, in all cases, where the failure to be so organized, existing, qualified and in good standing would not, singly or in the aggregate with all other such failures, reasonably be expected to have a Company Material Adverse Effect.  All of the outstanding shares of capital stock of or other equity interests in each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights.  There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock of or other equity interests in any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.  For purposes of this Agreement, the term “Subsidiary” means, with respect to any specified entity (the “Owner”) any other entity of which 50% or more of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof is at the time owned or controlled, directly or indirectly (through the Owner’s subsidiaries and those subsidiaries’ subsidiaries and so on), by such Owner.

Section 4.04         Authority; Non-Contravention; Approvals.

(a)           The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholders’ Approval (as defined in Section 6.01(a)) with respect to the Merger and the other transactions contemplated hereby, to consummate the transactions contemplated hereby.  This Agreement and the Merger have been approved and adopted by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders’ Approval with respect solely to the Merger and the other transactions contemplated hereby, the consummation by the Company of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Tribe and Merger LLC, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(b)           The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective articles or certificates of incorporation or bylaws or other governing instruments of the Company or any of its material subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in Section 4.04(c)) and the Company Stockholders’ Approval, or (iii) any Contract, as defined in Section 3.02(b)(iii), to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, subject, in the case of consummation, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in Section 4.04(b) of the Company Disclosure Schedule, except, with respect to any item referred to in clause (ii) or (iii), for any such violation, conflict, breach, default, termination, acceleration or creation of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not materially delay the consummation of the Merger.

(c)           Except for (i) the filing of the Proxy Statement with the SEC pursuant to the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger, (iii) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Tribe or its subsidiaries conduct any business or own any assets, and (iv) filings with and approvals in respect of Gaming Laws (the filings and approvals referred to in clauses (i) through (iv) and those disclosed in Section 4.04(c) of the Company Disclosure Schedule being collectively referred to as the “Company Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not materially delay the consummation of the Merger.

Section 4.05         Reports and Financial Statements.  The Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the “Company SEC Reports”) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the applicable act and the rules and regulations thereunder.  As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The consolidated financial statements of the Company included in its Annual Report on Form 10-KSB for the years ended December 31, 2000, December 31, 2001 and December 31, 2002 and in its Quarterly Report on Form 10-QSB for the three-month period ended March 31, 2003 (the “Company Financial Statements”) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments which did not and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 4.06         Absence of Undisclosed Liabilities.  Except as disclosed in Section 4.06 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries had at March 31, 2003, or has incurred since that date and as of the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after March 31, 2003 in the ordinary course of business and consistent with past practice, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied, which liabilities, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 4.07         Absence of Certain Changes or Events.  Except as set forth in Section 4.07 of the Company Disclosure Schedule, since March 31, 2003, there has not been any Company Material Adverse Effect.  Except as set forth in Section 4.07 of the Company Disclosure Schedule, since March 31, 2003, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (ii) any incurrence, assumption or guarantees by the Company or any of its subsidiaries of any indebtedness for borrowed money other than normal trade payables incurred in the ordinary course of business, (iii) any making of any loan, advance or capital contributions to, or investments in, any other person, (iv) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (v) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Reports filed and publicly available prior to the date of this Agreement, (y) any granting by the Company or any of its subsidiaries to any such officer of any loan, increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Reports filed or (z) except termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer, (vi) any damage, destruction or loss, whether or not covered by insurance, that would be expected to have a Company Material Adverse Effect, (vii) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to any of their assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business and those contemplated by this Agreement, (viii) any transaction entered into outside the ordinary course of business which would have a Company Material Adverse Effect, (ix) the making of any material capital expenditures, (x) any failure to collect receivables in the ordinary and normal course, (xi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles, (xii) default by the Company or, to the Company’s knowledge, by any third party under, or termination of, any material contract of the Company or its subsidiaries or (xiii) any other event which would have a Company Material Adverse Effect.

Section 4.08         Litigation.  Except as referred to in Section 4.08 of the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  Except as referred to in Section 4.08 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 4.09         Proxy Statement and Other SEC Filings.  None of the information supplied by the Company or any of its subsidiaries for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Tribe, Merger LLC or any stockholder of Tribe for inclusion therein.

Section 4.10         No Violation of Law.  Except as disclosed in Section 4.10 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is, or has been during the last five years, in violation of or has been given written (or, to the knowledge of the Company, oral notice) of any violation of, any law (including any gaming laws applicable to the Company), statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which would not, individually or in the aggregate, to have a Company Material Adverse Effect.  Except as disclosed in Section 4.10 of the Company Disclosure Schedule, no investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of the Company, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  The Company and its subsidiaries are not in violation of the terms of any permit, license, franchise, variance, exemption, order or other governmental authorization, consent or approval necessary to conduct their businesses as presently conducted (collectively, the “Company Permits”), except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 4.11         Compliance with Agreements.  The Company has provided to Tribe true and correct copies of all material contracts to which the Company and its subsidiaries are parties, including joint venture agreements and operating agreements, as applicable, for each of the limited liability company subsidiaries.  Each of those contracts is valid, binding and enforceable against the Company and its subsidiaries, as applicable, in full force and effect and, to the knowledge of the Company, binding upon the other parties thereto.  Except as disclosed in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries are parties to any agreements that limit or restrain them from competing in any manner or in any business, are required to be kept confidential or impose upon the Company or any of its subsidiaries the obligation to maintain confidential information.  Except as disclosed in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries and, to the knowledge of the Company, none of the other parties to such contracts, is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than breaches, violations and defaults which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  The Company and its subsidiaries have not assigned, secured, pledged, transferred, conveyed, mortgaged, deeded in trust or encumbered in any way any of such contracts.  There are no disputes, oral agreements or forbearance programs in effect as to any such contracts.  The Company’s insurance policies relating to directors’ and officers’ liability are in full force and effect.

Section 4.12         Taxes.  Except as set forth on Schedule 4.12:

(a)           the Company and each Subsidiary of the Company have timely filed all Tax Returns required to have been filed, and all such Tax Returns are correct and complete in all material respects; none of such Tax Returns contains, or will contain, or is required to contain, a disclosure statement under Section 6662 of the Internal Revenue Code of 1986, as amended (or any predecessor statute) (the “Code”) or any similar provision of state, local or foreign law;

(b)           all Taxes due and payable by the Company and each Subsidiary of the Company for taxable periods ending on or before the date hereof (whether or not shown on any Tax Return) have been timely paid in full and for periods ending on or before the Closing Date will be timely paid in full;

(c)           no liens for Taxes have been levied on the assets of Company or any Subsidiary of the Company except for statutory liens for Taxes not yet due;

(d)           the amount accrued on the Balance Sheet (and to be accrued on the Closing Date Balance Sheet) for unpaid taxes of the Company and each Subsidiary of the Company is sufficient for the payment of all unpaid taxes of the Company and each Subsidiary of the Company accrued for or applicable to all periods ended on or prior to the date of the Balance sheet, or Closing Date, as applicable, or which may subsequently be determined to be owing with respect to any such period, other than any Tax payable as a result of or by reason of the Merger;

(e)           there is no Tax deficiency or claim assessed or, to the knowledge of the Company, proposed or threatened (whether orally or in writing) against the Company or any Subsidiary of the Company, except to the extent that adequate liabilities or reserves with respect thereto are accrued on the Financial Statements in accordance with GAAP or (i) such deficiency or claim is being contested in good faith by appropriate proceedings or (ii) no such accrual is required by GAAP;

(f)            there is no currently outstanding claim  nor, to the knowledge of the Company, is any claim threatened by a Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any Subsidiary of the Company is or may be subject to taxation by that jurisdiction; the Company and each Subsidiary of the Company have withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(g)           none of the Company or any Subsidiary of the Company is the beneficiary of any extension of time within which to file any Tax Return except for an extension for federal and state income taxes for the year ended December 31, 2002; none of the Company or any

Subsidiary of the Company has waived any statute of limitations or consented to an extension of time with respect to any assessment of, or the filing of a return with respect to, any Tax;

(h)           none of the Company or any Subsidiary of the Company has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; none of the Company or any Subsidiary of the Company is required to include in income any adjustment pursuant to Section 481(a) of the Code (or other similar provisions of state or local income tax law) by reason of a change in accounting method nor does the Company or any Subsidiary of the Company have any knowledge that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method;

(i)            none of the Company or any Subsidiary of the Company is a party to any agreement, contract, arrangement or plan that would result in any “excess parachute payment” within the meaning of Section 280G of the Code; none of the assets of the Company or any Subsidiary of the Company is property that is required to be treated as owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, and none of the assets of the Company or any Subsidiary of the Company is “tax exempt use property” within the meaning of Section 168(h) of the Code;

(j)            none of the assets of the Company or any Subsidiary of the Company secures any debt the interest on which is tax exempt under Section 103 of the Code; no indebtedness of the Company or any Subsidiary of the Company consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code; the Company and each Subsidiary of the Company is in full compliance with Section 263A of the Code and the Treasury Regulations thereunder for all taxable years for which the statute of limitations is not yet closed;

(k)           none of the Company or any Subsidiary of the Company has applied for a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company or any Subsidiary of the Company which ruling or determination has not yet been received;

(l)            none of the Company or any Subsidiary of the Company has been included in any consolidated, combined or unitary Tax Return provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired except for any tax return filed by the affiliated group of corporations within the meaning of Section 1504 of the Code for which the Company is the common parent corporation.  The Company has filed a consolidated federal income tax return which included all of its wholly owned Subsidiaries which had assets and/or income for the last five (5) years and will do so for the taxable year beginning on January 1, 2003; none of the Company or any Subsidiary of the Company has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and there are no tax sharing agreements in effect between the Company or any Subsidiary of the Company on the one hand and any other Person on the other hand;

(m)          neither the execution and delivery of this Agreement, any other agreement to which the Company or any Subsidiary of the Company is a party, the consummation of the transactions contemplated hereby or thereby, nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by the Company or any Subsidiary of the Company will cause any asset owned by the Company or any Subsidiary of the Company to be reassessed or revalued by any Governmental Authority;

(n)           no Taxes are required to be withheld from the transaction pursuant to Section 1445 of the Code or any provision of federal, state, local or foreign law; none of the Company or any Subsidiary of the Company has entered into any transaction that is required to be disclosed or registered as a Tax shelter or is a listed transaction pursuant to Sections 6011, 6111 or 6112 of the Code or the regulations of the Internal Revenue Service or pronouncements promulgated thereunder; and none of the Company or any Subsidiary of the Company has either distributed stock of a controlled corporation pursuant to Section 355 of the Code nor had its stock distributed by another corporation pursuant to Section 355 of the Code; and

(o)           for purposes of this Agreement, “Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions and “Tax Return” means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 4.13         Employee Benefit Plans; ERISA.

(a)           Section 4.13 of the Company Disclosure Schedule sets forth each employee or director benefit plan, arrangement or agreement, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (excluding any multi-employer plan as defined in Section 3(37) of ERISA (a “Multi-employer Plan”) and any multiple employer plan within the meaning of Section 413(c) of the Code) that is sponsored, maintained or contributed to by the Company or any of its subsidiaries or by any trade or business, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (the “Company Plans”).

(b)           Except as disclosed in Section 4.13 of the Company Disclosure Schedule, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) no Company Plan is subject to Title IV of ERISA, (iii) each of the Company Plans has been operated and administered in accordance with all applicable laws during the period of time covered by the applicable statute of limitations, except for failures to comply which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (iv) each of the Company Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been revoked by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the “qualified” status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (v) there are no pending, and to the knowledge of the Company, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course or claims which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (vi) no Company Plan provides post-retirement medical benefits to employees or directors of the Company or any of its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law, (vii) all material contributions or other amounts payable by the Company or its subsidiaries as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles, (viii) with respect to each Multi-employer Plan contributed to by the Company, none of the Company or any of its subsidiaries has received any notification that any such Multi-employer Plan is in reorganization, has been terminated or is insolvent, (ix) the Company and each of its subsidiaries has complied in all respects with the Worker Adjustment and Retraining Notification Act, except for failures which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (x) no act, omission or transaction has occurred with respect to any Company Plan that has resulted or could result in any liability of the Company or any subsidiary under Section 409 or 502(c)(1) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code, except for liabilities which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)           Except as set forth in Section 4.13 of the Company Disclosure Schedule, and excluding payments in respect of outstanding Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, any severance or “excess parachute payment” (within the meaning of Section 280G of the Code)) becoming due to any director or employee of the Company or any of its subsidiaries under any Company Plan, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

Section 4.14         Labor Controversies.  Except as set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining agreement or relationship with any labor organization, including, without limitation, a trade union.  Except as disclosed in Section 4.14 of the Company Disclosure Schedule (a) there are no labor strikes, work stoppages, slowdowns or other labor disputes underway or, to the knowledge of the Company, threatened  and no material controversies with employees of the Company or its subsidiaries exist or, to the knowledge of the Company, are threatened, and (b) there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or any of its subsidiaries.  Except as set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries are engaged in, and have not received any notice of, any unfair labor practice and no such complaints are pending before the National Labor Relations Board or any other governmental authority.  Section 4.14 of the Company Disclosure Schedule sets forth a list of all employees of the Company and its subsidiaries, together with their respective titles, salaries, bonuses and other compensation and the dates that each of them commenced employment.

Section 4.15         Environmental Matters.

(a)           Except as disclosed in Section 4.15 of the Company Disclosure Schedule and for other matters that would not, singly or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) there have been no Releases of Hazardous Substances upon any properties owned or leased now or prior to the date hereof by the Company or any of its subsidiaries which Release occurred while the Company owned such property, and the Company and its subsidiaries have not permitted or engaged in any operations or activities involving the testing, treatment, storage or disposal of Hazardous Substances, under, in or about any properties owned or leased by them, (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or any third party under any Environmental Law in connection with the ownership or operation of their businesses or any properties owned or leased by them, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries relating to any violation of, or alleged violation of, or liability under, any Environmental Law, (v) neither the Company, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.  “Release” shall have the meaning ascribed to it under CERCLA (as defined below).

(b)           As used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the Effective Time. The term “Environmental Law” includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the

Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect at the Effective Time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages arising from or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

(c)           As used herein, “Hazardous Substance” means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

Section 4.16         Title to Assets.  The Company and each of its subsidiaries has good and valid title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company’s business operations (in the manner presently carried on by the Company), or (iii) as disclosed in Section 4.16 of the Company Disclosure Schedule, and except for such matters which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All leases under which the Company or any of its subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become an event of default other than failures to be in good standing, valid and effective and defaults under such leases which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 4.17         Company Stockholders’ Approval.  The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of the outstanding shares of Company Common Stock and two-thirds of the outstanding Company Preferred Stock, each voting as a class.

Section 4.18         Brokers and Finders.  The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the

Company to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby, other than as disclosed in Section 4.18 of the Company Disclosure Schedule.  An accurate copy of any fee agreement with CIBC World Markets, the Company’s financial advisor, has been made available to Tribe.

Section 4.19         Insurance.  The Company and its subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is consistent with industry practice for companies (i) engaged in similar businesses and (ii) of at least similar size, to that of the Company and its subsidiaries, and the Company and each of its subsidiaries have maintained in full force and effect public liability insurance against claims for personal injury or death or property damage occurring in connection with any of the activities of the Company or its subsidiaries or any of any properties owned, occupied or controlled by the Company or its subsidiaries, in such amount as reasonably deemed necessary by the Company or its subsidiaries. Schedule 4.19 hereto sets forth a complete and correct list of all material insurance policies (including a brief summary of the nature and terms thereof and any amounts paid or payable to the Company or any of its subsidiaries thereunder) providing coverage in favor of the Company or any of its subsidiaries or any of their respective properties. Each such policy is in legal, valid, binding and enforceable in accordance with its terms and is in full force and effect.  No notice of termination, cancellation or reservation of rights has been received with respect to any such policy, there is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice of or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy, except for any such failures to be in full force and effect, any such terminations, cancellations, reservations or defaults, or any such failures to give notice of or present claims which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.19 of the Company Disclosure Schedule contains a summary of all material claims submitted, pending or paid under such policies within the past three (3) years.

Section 4.20         Intellectual Property.  “Intellectual Property” means (i) all trademarks and registrations and applications therefor, service marks and registrations and applications therefor, trade names and registrations and applications therefor, copyrights and registrations and applications therefor, and all patents and applications therefor, (ii) all licenses to or by the Company and any of its subsidiaries, (iii) all customer and supplier lists, accounts and records and other confidential information and know-how, including all software, source code, new developments, inventions or ideas, and documentation thereof to encompass related papers, (iv) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto; (v) telephone and telecopier numbers used by the Company and its subsidiaries; (vi) Internet addresses, domain names and web sites used by the Company and its subsidiaries, (vii) all licenses, including sub-licenses granted to or by third parties to use any of the foregoing, (viii) the right to sue at law or in equity for any infringement or other impairment of the foregoing, including the right to collect damages, including, without limitation, past damages, and proceeds therefrom and (ix) all rights to any confidentiality obligations and non-compete obligations owed by third parties to the Company and its subsidiaries.  Section 4.20 of the Company Disclosure Schedule lists all Intellectual Property of the Company and its subsidiaries.

Except as disclosed in Section 4.20 of the Company Disclosure Schedule, (a) the Company or one of its subsidiaries is the sole owner of or has the sole right to use all of the Intellectual Property; (b) all of the Intellectual Property is valid, enforceable and unexpired, is free of encumbrances, has not been abandoned, does not infringe or otherwise impair the intellectual property of any third party and to the Company’s knowledge, is not being infringed or impaired by any third party; (c) no governmental order has been rendered or, to the knowledge of the Company, is threatened by any governmental entity which would limit, cancel or question the validity of the Company’s, or any subsidiary’s, right to own or use any Intellectual Property, (d) no action is pending or, to the knowledge of the Company threatened, threatened that seeks to limit, cancel or question the validity of the Company’s or any subsidiary’s right to use any Intellectual Property, (e) the Company and its subsidiaries have taken all reasonable steps to protect, maintain and safeguard the Intellectual Property, and have made all filings and executed all agreements necessary in connection therewith and have maintained such Intellectual Property in good standing.

Section 4.21         Permits, Licenses.  Section 4.21 of the Company Disclosure Schedule sets forth a complete listing of all gaming licenses, licenses, permits, franchises, consents, non-conforming uses, variances, ordinances, approvals, authorizations, exemptions, classifications and certificates, used by the Company or any of its subsidiaries in the conduct of their businesses (collectively, the “Permits”).  The Company and its subsidiaries own or have full rights under all Permits.  The Company and its subsidiaries are in compliance in all material respects with all Permits, all of which are in full force and effect, except as would not have a Company Material Adverse Effect.  The consummation of the transactions contemplated hereby will not result in any revocation, cancellation or suspension of any of the Permits.  No actions or proceedings to revoke or modify any Permit are pending or, to the Company’s knowledge, threatened.  To the knowledge of the Company, there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that would have the result of challenging the legality, validity or enforceability of any of the Permits.  Except as listed in Section 4.21 of the Company Disclosure Schedule, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the transactions contemplated herein (i) to avoid the loss of any Permit or the material violation, breach or termination of, or any default under, or the creation of any lien on any of the Company’s or its subsidiary’s assets pursuant to the terms of, any law, regulation, order or other requirement or any contract or agreement binding upon the Company or its subsidiaries or to which any of their assets are subject; or (ii) to enable Merger LLC to continue the operations of the Company and its subsidiaries substantially as conducted prior to the Effective Time.  All such Filings will be duly filed, given, obtained or taken on or prior to the Effective Time and will be in full force and effect as of the Effective Time.

Section 4.22         Real Property.

(a)           Section 4.22 of the Company Disclosure Schedule sets forth a true, correct, complete and accurate list of all real property (collectively, the “Owned Real Property”)

owned by the Company and any of its subsidiaries, which lists sets forth the address of such property as well as the record owner of such property.  With respect to each such parcel of Owned Real Property: (1) the Company or one of its subsidiaries, as applicable, has good and marketable fee simple absolute title to such parcel; (2) such parcel is free and clear of all mortgages, liens, claims and other encumbrances; (3) there are no leases, subleases, licenses, easements, concessions, or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel; (4) no portion thereof is subject to any pending or, to the Company’s knowledge, threatened condemnation proceeding by any governmental authority; (5) no written notice of any increase in the assessed valuation or any contemplated special assessment has been received by the Company or any of its subsidiaries, and, to the Company’s knowledge, there is no threatened increase in assessed valuation or threatened special assessment; and (6) there are no outstanding actions or rights of first refusal to purchase such parcel, or any portion thereof or interest therein.

(b)           Section 4.22 of the Company Disclosure Schedule sets forth a true, correct, complete and accurate list of all of the leases, subleases, use agreements, licenses and easements (“Leases”) and each corresponding leased and subleased parcel of real property.  Each of the Leases is in full force and effect, and the Company or its subsidiaries, as applicable, holds a valid and existing leasehold or subleasehold interest, right to use, license or easement, as applicable, under each of the Leases.  The Company has made available to Tribe true, correct, complete and accurate copies of each of the Leases.  With respect to each Lease:  (i) the Lease is legal, valid, binding, and enforceable against the Company or each of its subsidiaries, as applicable, and against the other parties thereto and is in full force and effect; (ii) neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any other party to the any Lease is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default on the part of the Company or its subsidiaries, or, to the Company’s knowledge, the other parties thereto, or permit termination, modification or acceleration under any Lease; (iii) to the Company’s knowledge, no other party to any Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements, or forbearance programs in effect as to any Lease; (v) the Leases have not been modified in any respect; (vi) neither the Company nor any of its subsidiaries has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease; (vii) no consent of the landlords, grantors, governmental authorities or other parties in interest under any of the Leases is required as a result of the consummation of the transactions contemplated by this Agreement; (viii) no portion of the Leases is subject to any pending or, to the Company’s knowledge, threatened condemnation proceeding by any governmental authority; and (ix) no written notice of any increase in the assessed valuation or any contemplated special assessment with respect to the real property which is the subject of the Leases has been received by the Company or any of its subsidiaries, and, to the Company’s knowledge, there is no threatened increase in assessed valuation or threatened special assessment with respect to the real property which is the subject of the Leases.

(c)           Neither the Company nor any of its subsidiaries have received any written notice stating that the current use of the Owned Real Property or the real property which is the subject of the Leases violates in any material respect any instrument of record, agreement, zoning law, building code or municipal law affecting such real property.  There is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any of such real property that affects such real property or the use or occupancy thereof.

(d)           All buildings and all components of all the building structures and other improvements included within the Owned Real Property and the real property which is the subject of the Leases (the “Business Improvements”) are in good condition and repair (normal wear and tear excepted) and adequate to operate such facilities as currently used.  To the Company’s knowledge, there are no facts or conditions affecting any of the Business Improvements that would, individually or in the aggregate, interfere in any significant respect with the use, occupancy, or operation thereof, as currently used, occupied, or operated, or as currently intended by the Company or its subsidiaries to be used, occupied, or operated.

Section 4.23         Receivables.  Except as disclosed in Section 4.23 of the Company Disclosure Schedule, all of the notes and accounts receivable of the Company and its subsidiaries (the “Accounts Receivable”) (i) are properly reflected on the Company’s books and records in accordance with GAAP and (ii) are bona fide receivables incurred in the ordinary course of business consistent with past practice and custom.  Except as set forth in Section 4.23 of the Company Disclosure Schedule, there are no individual Accounts Receivable that are over 60 days past due, and there are no outstanding or, to the Company’s knowledge, threatened claims, refusals to pay or other rights to set-off against any Accounts Receivable.

Section 4.24         Directors, Officers and Employees.  Except as set forth in Section 4.24 of the Company Disclosure Schedule, no Indemnified Party (as defined in Section 5.11) serves or has served as an officer, director or other fiduciary of any entity at the request of or for the benefit of the Company or any of its subsidiaries.  Except as set forth in Section 4.24 of the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending, or to the knowledge of the Company, threatened, against any Indemnified Party relating to their service with or position at the Company or any of its Subsidiaries.

Section 4.25         Representations Complete.  None of the representations or warranties made by the Company herein or in the Disclosure Schedule contains or will contain as of the date of this Agreement and at the Effective Time any untrue statement of a material fact, or omits or will omit as of the date of this Agreement and at the Effective Time any material fact required or necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading

ARTICLE V
COVENANTS

Section 5.01         Conduct of Business by the Company Pending the Merger.  Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Tribe shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to:

(a)           conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

(b)           not (i) amend or propose to amend their respective certificates of incorporation or bylaws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a wholly-owned subsidiary of the Company by a direct or indirect wholly-owned subsidiary of the Company;

(c)           not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for any such capital stock, except that the Company may issue shares upon the exercise of Options outstanding on the date hereof;

(d)           not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business, and (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Tribe; provided that in no event shall aggregate indebtedness of the Company and its subsidiaries exceed $2,700,000, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms of the Company Option Plan or re-price any issued and outstanding options, (iii) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets permitted pursuant to clause (h) below, (iv) sell, pledge, dispose of or encumber any assets or businesses other than (A) pledges or encumbrances pursuant to existing credit facilities or other permitted borrowings, (B) sales of real estate, assets or facilities for cash consideration (including any debt assumed by the buyer of such real estate, assets or facilities) to non-affiliates of the Company of less than $100,000; (C) sales or dispositions of businesses or assets as may be required by applicable law, and (D) sales or dispositions of assets in the ordinary course, (v) fail to keep and maintain all Permits in full force and effect and take all steps necessary to meet requirements on pending applications for permits or (vi) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

(e)           use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them other than as expressly permitted by the terms of this Agreement;

(f)            not enter into, amend, modify or renew any employment, consulting, severance or similar agreement with, or grant any salary, wage or other increase in compensation or increase in any employee benefit other than pursuant to the terms of any employment, consulting or similar agreement in effect on the date hereof to, any director or officer of the

Company or of any of its subsidiaries, except (i) for changes that are required by applicable law,  (ii) to satisfy obligations existing as of the date hereof, or (iii) the agreement with Michael Shaunnessy contemplated by Section 5.14 of this Agreement;

(g)           not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any director, officer or employee of the Company or of any of its subsidiaries, except, in each such case, as may be required or permitted by applicable law or by the terms of contractual obligations existing as of the date hereof, including any collective bargaining agreement;

(h)           not make expenditures, including, but not limited to, capital expenditures, or enter into any binding commitment or contract to make expenditures, except (i) expenditures which the Company or its subsidiaries are currently contractually committed to make, (ii) other expenditures for ordinary operating expenses consistent with past practices, (iii) for emergency repairs and other expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company’s business or operations consistent with past practice (and, if reasonably practicable, after consultation with Tribe), (iv) for repairs and maintenance in the ordinary course of business consistent with past practice, (v) expenditures for fixed or capital assets in the ordinary course of business, (vi) expenditures not exceeding $2 million for the acquisition by the Company’s joint venture of an 80 acre parcel for the Huron Potawatomi gaming project or (vii) expenditures expressly permitted by this Agreement, including without limitation, payment for the Company D&O Liability Insurance Tail as provided in Section 5.11(d).  With respect to the subject matter of this paragraph (h), if the Company requests approval of Tribe to exceed the limits set forth herein, Tribe shall respond to such request and grant or withhold approval promptly following receipt of such request;

(i)            not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving LLC to pay Taxes in the future;

(j)            not settle or compromise any litigation to which the Company or any Company subsidiary is a party or with respect to which the Company or any Company subsidiary may have or incur liability, at an aggregate cost to the Company in excess of $50,000 with respect to any action or claim or in excess of $150,000 with respect to all applicable actions and claims in the aggregate;

(k)           not change any of the accounting principles or practices used by the Company, except as may be required as a result of a change in law, SEC guidelines or GAAP;

(l)            not terminate, modify, amend or waive compliance with any provision of any material Contract or fail to take any action necessary to preserve the benefits of any such material Contract to the Company or any of its subsidiaries;

(m)          comply with any laws, ordinances or other governmental regulations applicable to the Company or any of its subsidiaries, including but not limited to, the Gaming Laws and any regulations promulgated thereunder, that may have a Company Material Adverse Effect; or

(n)           not take, or agree in writing or otherwise to take, any of the actions described in this Section 5.01.

Section 5.02         Control of the Company’s Operations.  Nothing contained in this Agreement shall give to Tribe, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

Section 5.03         Acquisition Transactions.

(a)           After the date hereof and prior to the Effective Time or earlier termination of this Agreement, except in accordance with Section 5.03(b), the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall use all reasonable efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an “Acquisition Transaction”).

(b)           Notwithstanding the provisions of paragraph (a) above, (i) the Company may, prior to receipt of the Company Stockholders’ Approval, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (“Acquisition Proposal”) from a corporation, partnership, person or other entity or group (a “Potential Acquirer”) which the Company’s Board of Directors determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, could reasonably be expected to result (if consummated pursuant to its terms, or its most recently amended or modified terms, if amended or modified) in an Acquisition Transaction more favorable to the Company’s stockholders than the Merger (a “Qualifying Proposal”), (A) furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement (as defined in Section 5.04) provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be) confidential or non-public information to, and negotiate with, such Potential Acquirer, and (B) resolve to accept, or recommend, and, upon termination of this Agreement in accordance with Section 7.01(e) and after payment to Tribe of the fee pursuant to Section 5.09(b), enter into agreements relating to, a

Qualifying Proposal which the Company’s Board of Directors, in good faith, has determined is reasonably likely to be consummated (such Qualifying Proposal being a “Superior Proposal”) and (ii) the Company’s Board of Directors may take and disclose to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 under the Exchange Act or otherwise make disclosure required by the federal securities laws.  It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 5.03.

(c)           The Company shall immediately notify Tribe after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Tribe shall be given orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact.

Section 5.04         Access to Information.  The Company and its subsidiaries shall afford to Tribe and Merger LLC and their respective accountants, counsel, financial advisors, sources of financing and other representatives (the “Tribe Representatives”) reasonable access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as Tribe or Merger LLC shall reasonably request and will obtain the reasonable cooperation of the Company’s officers and employees and will use commercially reasonable efforts to obtain the reasonable cooperation of the Company’s counsel, accountants, consultants and financial advisors in connection with the investigation of the Company by Tribe and the Tribe Representatives.  All nonpublic information provided to, or obtained by, Tribe or any Tribe Representative in connection with the transactions contemplated hereby shall be “Information” for purposes of the Confidentiality Agreement between Tribe and the Company (the “Confidentiality Agreement”), provided that Tribe, Merger LLC and the Company may disclose such information as may be necessary in connection with seeking the Tribe Required Statutory Approvals, the Company Required Statutory Approvals and the Company Stockholders’ Approval.  Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Tribe by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege.

Section 5.05         Notices of Certain Events.

(a)           The Company shall as promptly as reasonably practicable after executive officers of the Company acquire knowledge thereof, notify Tribe of:  (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its subsidiaries is a party or which if not obtained would materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.08 or 4.10 or which relate to the consummation of the transactions contemplated by this Agreement.

(b)           Each of Tribe and Merger LLC shall as promptly as reasonably practicable after executive officers of the Tribe acquire knowledge thereof, notify the Company of:  (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Tribe or any of its subsidiaries is a party or which if not obtained would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against Tribe or Merger LLC, which relate to consummation of the transactions contemplated by this Agreement.

(c)           Each of the Company, Tribe and Merger LLC agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy (i) the occurrence or failure to occur of any event which occurrence or failure would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such failure or occurrence would not have a Company Material Adverse Effect or an Tribe Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure or occurrence would not have a Company Material Adverse Effect or an Tribe Material Adverse Effect, as the case may be.  The delivery of any notice pursuant to this Section 5.05(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.06         Meeting of the Company’s Stockholders; Approval of the General Membership of the Morongo Tribe.

(a)           The Company shall as promptly as practicable after the date of this Agreement take all action necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to convene a meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to act on this Agreement. The Board of Directors of the Company shall recommend that the Company’s stockholders vote to approve the Merger and adopt this Agreement; provided, however, that the Board of Directors of the Company may change its recommendation in any manner if its recommendation of the Merger would be inconsistent with the Board of Directors’ fiduciary duties under applicable law, as determined by the Board of Directors in good faith after consultation with its financial and legal advisors.

(b)           Tribe shall as promptly as practicable after the date of this Agreement take all action necessary in accordance with tribal law to hold a ballot election of the General Membership of the Tribe to act on this Agreement, which election shall be completed no later than October 31, 2003.  The tribal council shall recommend that the General Membership vote to approve the Merger and adopt this Agreement.

Section 5.07         Proxy Statement and Other SEC Filings.  As promptly as practicable after execution of this Agreement, the parties shall cooperate and promptly prepare and the Company shall file the Proxy Statement with the SEC under the Exchange Act, and the parties shall use all reasonable efforts to have the Proxy Statement cleared by the SEC.  The Company shall notify Tribe of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Tribe promptly copies of all correspondence between the Company or any representative of the Company and the SEC.  The Company shall give Tribe and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Tribe and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to its being filed with, or sent to, the SEC.  Each of the Company, Tribe and Merger LLC agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC.  As promptly as practicable after the Proxy Statement has been cleared by the SEC and the Additional Escrow Funds have been placed with the Escrow Agent as provided in Section 5.15(b), the Company shall mail the Proxy Statement to the stockholders of the Company.  Prior to the date of approval of the Merger by the Company’s stockholders, each of the Company, Tribe and Merger LLC shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

Section 5.08         Public Announcements.  Tribe and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

Section 5.09         Expenses and Fees.

(a)           All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(b)           The Company agrees to pay to Tribe a fee equal to $300,000 if:

(i)            the Company terminates this Agreement pursuant to clause (e) of Section 7.01;

(ii)           Tribe terminates this Agreement pursuant to clauses (d) or (f) of Section 7.01, which fee shall be payable within two business days of such termination;

(iii)          this Agreement is terminated for any reason at a time at which Tribe was not in material breach of its representations, warranties, covenants and agreements contained in this Agreement and was entitled to terminate this Agreement pursuant to clause (g) of Section 7.01.

(c)           Tribe agrees to pay the Company a fee equal to $300,000 if (i) following the affirmative vote of the General Membership of the Tribe as required by tribal law, Tribe elects to terminate this Agreement for any reason other than:  (A) a failure to obtain the Company Required Statutory Approvals by the Outside Date (except where such failure is due to Tribe’s failure to fulfill any of its obligations hereunder); or (B) termination of this Agreement under Section 7.01(a), (b), (c), (d) (e), (f), or (g) hereof (unless, with respect to a termination pursuant to clause (g), Tribe shall have breached any of its representations and warranties or failed to perform any of its obligations under this Agreement which results directly or indirectly in the failure to obtain the Company Stockholders’ Approval); (ii) following the affirmative vote of the General Membership of the Tribe as required by tribal law, the Company elects to terminate this Agreement pursuant to Section 7.01(d); or (iii) the Company or Tribe elects to terminate this Agreement pursuant to Section 7.01(h) if and only if such termination follows a withdrawal of prior affirmative vote of the General Membership of the Tribe as required by tribal law.

Section 5.10         Agreement to Cooperate.

(a)           Subject to the terms and conditions of this Agreement, including Section 5.03, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under any material contract to which the Company or any subsidiary of the Company is a party or under applicable laws and regulations (including the Gaming Laws) to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Tribe and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in that case, to proceed with the Merger as expeditiously as possible).

(b)           Without limitation of the foregoing, each of Tribe and the Company undertakes and agrees to make such filings and apply for such approvals and consents as are required under the Gaming Laws and to obtain the Tribe Statutory Approvals and Company Statutory Approvals, as applicable, and to execute such additional instruments and documents as may be required to consummate the transactions contemplated hereby.  Each of Tribe and the Company shall respond as promptly as practicable to any inquiries received from any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters or Gaming Laws.  Each party shall (i) promptly notify the other party of any written communication to that party from any State Attorney General or any other governmental entity and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

(c)           Tribe shall use its reasonable best efforts to prepare and file all applications and filings required for such approvals and consents as are required under the Gaming Laws for Tribe to consummate the transactions contemplated hereby (the “Gaming Applications”)as soon as practicable following approval of this Agreement by the General Membership of the Tribe.  Tribe shall prepare such Gaming Applications in a manner which it believes is reasonably likely to be approved and to include only such persons with appropriate backgrounds and experience on such Gaming Applications. Tribe shall not file any amendments thereto without the consent of the Company, which consent shall not be unreasonably withheld.

Section 5.11         Directors’ and Officers’ Indemnification.

(a)           The indemnification provisions equivalent to those contained in the Certificate of Incorporation and bylaws of the Company as in effect on the date hereof, shall be contained in the Certificate of Formation and/or Operating Agreement of the Surviving LLC and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company.

(b)           After the Effective Time, the Surviving LLC shall, and Tribe shall cause the Surviving LLC to, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, “Costs and Expenses”), arising out of, relating to or in connection with (i) any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or (ii) the Merger and the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement or the events and developments between Tribe and the Company leading up to this Agreement.  Any Indemnified Party hereunder will (1) give prompt notice to the Surviving LLC of any claim which arises from or after the Effective Time with respect to which it seeks indemnification and (2) permit the Surviving LLC to assume the defense of such claim with counsel reasonably satisfactory to a majority of the Indemnified Parties.  In connection with the selection of counsel to represent the Indemnified Parties in connection with clause (2) above, the Surviving LLC shall propose counsel to represent the Indemnified Parties.  The applicable Indemnified Parties shall have the right to approve such counsel, but such approval shall not be unreasonably withheld.  If the proposed counsel is not approved, the Surviving LLC shall continue to propose counsel until counsel is approved by the applicable Indemnified Parties.  Any Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless: (x) the Surviving LLC has agreed, in writing, to pay such fees or expenses; (y) the Surviving LLC shall have failed to assume the defense of such claim after the receipt of notice from the Indemnified Party as required above and failed to employ counsel reasonably satisfactory to a majority of the Indemnified Parties or (z) based upon advice of counsel to such Indemnified Party and concurrence therewith by counsel for the group of Indemnified Parties in such matter, there shall be one or more defenses available to such Indemnified Party that are not available to the Surviving LLC or there shall exist conflicts of interest between such Indemnified Party and the Surviving LLC or the other Indemnified Parties (in which case, if the Indemnified Party notifies the Surviving LLC in writing that such Indemnified Party elects to employ separate counsel at the expense of the Surviving LLC, the Surviving LLC shall not have the right to assume the defense of such claim on behalf of such Indemnified Party), in each of which events the reasonable fees and expenses of such counsel (which counsel shall be reasonably acceptable to the Surviving LLC) shall be at the expense of the Surviving LLC.

(c)           If the Surviving LLC or Tribe or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving LLC or Tribe shall assume the obligations of the Surviving LLC or the Tribe, as the case may be, set forth in this Section 5.11.

(d)           Prior to the Effective Time, the Company may obtain a tail insurance policy (the “Company D&O Liability Insurance Tail”) for a period of six years covering the directors and officers for acts or failures to act prior to the Effective Time, and having substantially the same coverage and deductibles as the Company’s directors’ and officers’ liability insurance policy as in effect on the date of this Agreement; provided, however, the total premium for such tail coverage shall not exceed $310,000.

(e)           The indemnification rights of the Indemnified Parties granted under (i) this Agreement and (ii) the Certificate of Formation and Operating Agreement of the Surviving LLC, as amended, are the only indemnification rights available to the Indemnified Parties and supersede any other rights to indemnification under any other agreement.  The provisions of this Section 5.11 shall survive the consummation of the Merger and expressly are intended to benefit and be binding upon each of the Indemnified Parties and may not be terminated or amended in such a manner as to adversely affect any of the Indemnified Parties without the prior written consent of each Indemnified Party.

Section 5.12         Merger.  On or prior to the Effective Time, the Company and Full House Subsidiary, Inc. shall have completed the merger of Full House Subsidiary, Inc. with and into the Company, with the Company being the surviving corporation of such merger, and the separate existence of Full House Subsidiary, Inc. shall have ceased.

Section 5.13         Taxes.  Merger LLC and the Tribe understand that the Merger will be treated for federal income tax purposes (and possibly other Tax purposes as well) as if the Company sold all of its assets (which, at the time of the Merger, will include all of the assets of Full House Subsidiary, Inc.) to Merger LLC in a taxable transaction.  Merger LLC and the Tribe understand and expect that Merger LLC as the Surviving LLC will be liable for Taxes payable by the Company or any Subsidiary of the Company arising solely as a result of or by reason of Merger LLC being the Surviving LLC in the Merger, including, without limitation, federal, state and local income and franchise taxes payable in respect of the deemed sale of assets occurring by reason of the Merger (collectively, “Merger Taxes“).  Regardless of the party on which applicable law may impose liability for any of the Merger Taxes, Merger LLC and the Tribe agree that Merger LLC will timely pay all of the Merger Taxes and timely file all appropriate Tax Returns related thereto.  In addition, Merger LLC and the Tribe agree that Merger LLC will indemnify and hold harmless, on an after-tax basis, each of the Company Stockholders in respect of any and all Merger Taxes for which the Company Stockholder may become liable, whether as a transferee or successor of the Company or otherwise, and the Tribe hereby guarantees such obligation of Merger LLC.

Section 5.14         Stay Bonus. On the date hereof, the Company and Michael Shaunnessy shall execute and deliver an agreement regarding change in control payments and a stay bonus in substantially the form attached hereto as Exhibit B (the “Shaunnessy Agreement”).

Section 5.15         Escrow.

                (a)           Within 5 business days of the date hereof, the Tribe shall place in escrow with a third party escrow agent which is a bank or financial institution reasonably acceptable to the Company (the “Escrow Agent”) an amount equal to $300,000 (the “ Initial Escrow Funds”) pursuant to an escrow agreement among the Company, the Tribe, Merger LLC and the Escrow Agent (the “Escrow Agreement”), the form of which shall be agreed by the parties thereto and shall provide for the disbursal to the Company of the Initial Escrow Funds in the event the Tribe is required to pay any fees under Section 5.09 (c) hereof.

                (b)           On or before the next business day following the date of an affirmative vote by the General Membership of the Tribe as required by tribal law, the Tribe shall place in escrow with the Escrow Agent an additional amount equal to the Merger Consideration (the “Additional Escrow Funds”), pursuant to the Escrow Agreement, which shall provide that the Escrow Agent shall deposit the Additional Escrow Funds with the Disbursing Agent as provided in Section 1.05(a).

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.01         Conditions to the Obligations of Each Party.  The obligations of the Company, Tribe and Merger LLC to consummate the Merger are subject to the satisfaction of the following conditions:

(a)           this Agreement and the Merger shall have been adopted by the requisite vote of the stockholders of the Company in accordance with DGCL (the “Company Stockholders’ Approval”); and

(b)           none of the parties hereto shall be subject to any order or injunction of any governmental authority of competent jurisdiction that prohibits the consummation of the Merger. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such order overturned or injunction lifted.

Section 6.02         Conditions to Obligation of the Company to Effect the Merger.  Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)           Tribe and Merger Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Tribe and Merger Subsidiary contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform or, with respect to representations and warranties not qualified as to materiality or Tribe Material Adverse Effect, to be true and correct, that would not reasonably be expected to have an Tribe Material Adverse Effect, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Tribe to that effect; and

(b)           all Tribe Required Statutory Approvals and Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Tribe Statutory Approvals or Company Statutory Approvals whose unavailability would not, singly or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect after giving effect to the Merger, or (ii) result in the Company or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Tribe’s or the Company’s business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Company Material Adverse Effect (after giving effect to the Merger).

(c)           the funds required to be deposited with the Disbursing Agent by the Escrow Agent as provided in Section 1.05(a) have been so deposited.

Section 6.03         Conditions to Obligations of Tribe and Merger LLC to Effect the Merger.  Unless waived by Tribe and Merger LLC, the obligations of Tribe and Merger LLC to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

(a)           the Company shall have performed in all material respects its agreements (including the merger referred to in Section 5.12) contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date), except for such failures to perform and, with respect to representations and warranties not qualified as to materiality or Company Material Adverse Effect, to be true and correct, that would not reasonably be expected to have a Company Material Adverse Effect, and Tribe shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

(b)           all Tribe Required Statutory Approvals and Company Required Statutory Approvals required to be obtained in order to permit consummation of the Merger under applicable law shall have been obtained, except for any such Tribe Statutory Approvals or Company Statutory Approvals whose unavailability would not reasonably be expected to (i) have an Tribe Material Adverse Effect, or (ii) result in Tribe or its subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Tribe’s or the Company’s business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have an Tribe Material Adverse Effect (after giving effect to the Merger);

(c)           the number of Dissenting Shares shall constitute not more than 20% of the shares of Company Common Stock or 20% of the shares of the Company’s Preferred Stock outstanding immediately prior to the Effective Time.

(d)           Each of the stockholders of the Company listed on Exhibit A shall have entered into a voting agreement in form and substance satisfactory to Tribe pursuant to which such stockholders agree to vote their shares of stock in favor of this Agreement and the merger contemplated hereby (the “Voting Agreement”).

(e)           There shall not have occurred a Company Material Adverse Effect.

ARTICLE VII
TERMINATION

Section 7.01         Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)           by mutual written consent of the Company, Tribe and Merger LLC;

(b)           by either the Company or Tribe, if the Merger has not been consummated by January 30, 2004; provided that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date (the “Outside Date”);

(c)           by either the Company or Tribe if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable and was not entered at the request of the terminating party or there shall be a statute, rule or regulation which makes the transactions contemplated hereby illegal or otherwise prohibited;

(d)           by either the Company or Tribe, if (i) there has been a breach by the other party of any representation or warranty contained in this Agreement which has not been cured in all material respects within 30 days after written notice of such breach by the terminating party, except for such breaches with respect to representations and warranties not qualified as to materiality or Company Material Adverse Effect or Tribe Material Adverse Effect, as the case may be, that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or Tribe Material Adverse Effect, as the case may be, and would not materially delay the consummation of the Merger or (ii) there has been a breach of any of the covenants or agreements set forth in this Agreement required to be complied with prior to the Effective Time on the part of the other party, which is not curable or, if curable, is not cured to the non-breaching party’s satisfaction within 30 days after written notice of such breach is given by the non-breaching party to the other party, except for such breaches that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or Tribe Material Adverse Effect, as the case may be, and would not materially delay the consummation of the Merger;

(e)           by the Company if, prior to receipt of the Company Stockholders’ Approval, the Company receives a Superior Proposal, resolves to accept such Superior Proposal, and shall have given Tribe two days’ prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 5.09(b) shall have been received by Tribe;

(f)            by the Tribe, if the Board of Directors of the Company (i) shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect adverse to Tribe its approval or recommendation of the Merger or shall have resolved to do any of the foregoing, or (ii) shall have recommended another Acquisition Proposal or (iii) shall have resolved to accept a Superior Proposal or (iv) shall have recommended to the stockholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any which is an affiliate of Tribe or any group of which any affiliate of Tribe is a member);

(g)           by Tribe or the Company if the stockholders of the Company fail to approve the Merger pursuant to the DGCL at a duly held meeting of stockholders called for such purpose (including any adjournment or postponement thereof); or

(h)           by Tribe or the Company if the General Membership of the Morongo Band of Mission Indians fails to approve (or withdraws its prior approval of) the Merger in accordance with applicable tribal law at a duly held meeting of the General Membership called for such purpose (including any adjournment or postponement thereof).

ARTICLE VIII
MISCELLANEOUS

Section 8.01         Effect of Termination.  In the event of termination of this Agreement by either Tribe or the Company pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Tribe, Merger LLC or their respective officers or directors (except as set forth in this Section 8.01, in the second sentence of Section 5.04 and in Section 5.09, all of which shall survive the termination).  Nothing in this Section 8.01 shall relieve any party from liability for any breach of any representation, warranty, covenant or agreement of such party contained in this Agreement, except that if the fee provided for in Section 5.09(b) or the fee provided for in Section 5.09(c) becomes payable in accordance therewith, that fee will constitute the exclusive remedy of and the sole amount payable to the party entitled thereto with respect to the event or circumstances in connection with which that fee becomes so payable.

Section 8.02         Nonsurvival of Representations and Warranties.  No representation, warranty or agreement in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Tribe, Merger LLC nor any of their respective officers or directors shall have any further obligation with respect thereto except for the agreements contained in Articles I, II and VIII and Section 5.11.

Section 8.03         Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally or sent (a) by overnight courier service, (b) by certified or registered mail, postage pre-paid, or (c) by facsimile transmission and shall be deemed received (i) in the case of personal delivery, when delivered, (ii) in the case of overnight courier service, on the next Business Day after delivery to such service, (iii) in the case of mailing, on the third day after mailing (or, if such day is a day on which deliveries of mail are not made, on the next succeeding day on which deliveries of mail are made) and (iv) in the case of facsimile transmission, upon transmittal.  Notices to any party shall be sent to it at the following addresses and telecopier numbers, or any other address or telecopier number of which all the other parties are notified in writing in accordance with this Section 8.03.

If to the Company:	Full House Resorts, Inc. 4670 South Fort Apache Road, Suite 190 Las Vegas, Nevada 89147 Attention: Michael P. Shaunnessy Telephone: (702) 221-7800 Telecopier: (702) 221-8101
with a copy to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 Attention: Paul Berkowitz, Esq. Telephone: (305) 579-0685 Telecopier: (305) 579-0717
If to Tribe or Merger LLC:	Morongo Band of Mission Indians 245 North Murray, Suite C Banning, California 92220 Attention: Allen Parker Telephone: (909) 849-8807 Telecopier: (909) 849-5108
with a copy to:	Gardner Carton & Douglas LLC 1301 K Street, N.W. Suite 900, East Tower Washington, DC 20005 Attention: Kathleen M. Nilles Telephone: (202) 230-5140 Telecopier: (202) 230-5300

Section 8.04         Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement, unless a contrary intention appears (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) “knowledge” shall mean actual knowledge of the executive officers of the Company or Tribe, as applicable, and such knowledge as such officers should have had after conducting a reasonable investigation and (c) reference to any Article or Section means such Article or Section hereof.

Section 8.05         Assignment; Governing Law.

(a)           Assignment.  This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger LLC may assign its obligations under this Agreement to any other wholly-owned subsidiary of Tribe subject to the terms of this Agreement, in which case such assignee shall become the “Merger LLC” for all purposes of this Agreement.

(b)           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO

BE PERFORMED WHOLLY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAWS OF THAT STATE.

Section 8.06         Limited Waiver of Sovereign Immunity; Dispute Resolution Process.

(a)           Limited Waiver Of Sovereign Immunity.

The Tribe hereby grants a limited waiver of the Tribe’s sovereign immunity from unconsented suit (hereinafter “Limited Waiver”), as described herein, solely for actions brought by the Company, holders of the Company’s Common Stock, holders of the Company’s Preferred Stock and Indemnified Parties (all of whom are hereinafter referred to as “Authorized Persons”) but by no other entity or individual, to require the performance by the Tribe, the Merger LLC or the Surviving LLC (hereinafter referred to as “Tribal Entities”) of any of their specific duties or obligations set forth in this Agreement (and any addenda thereto).  This Limited Waiver is to be strictly construed in favor of the Tribe.  To invoke this Limited Waiver, an Authorized Person must not be in breach of any material term of this Agreement, and this Agreement must be in full force and effect or the applicable provisions survive as set forth in Section 8.01. As a material condition precedent to invoking this Limited Waiver, an Authorized Person must have raised the specific issue(s) which it is seeking to pursue hereunder through use of and in strict compliance with the Dispute Resolution procedures set forth below.

Notwithstanding anything to the contrary contained herein, the Tribe grants this Limited Waiver herein if, and only if, each and every one of the following conditions and those set forth in paragraph (b) below are complied with in full:

(i)            The Claim is brought by an Authorized Person and not by any third party. (With the exception of Authorized Persons, there are no third-party beneficiaries of this Agreement.)

(ii)           The Claim must allege a breach by a Tribal Entity of one or more of the specific obligations or duties expressly assumed by the Tribal Entity under the terms of this Agreement.

(iii)          The Claim must seek:

(A)          Some specific action, or discontinuance of some action, by the Tribal Entity to bring the Tribal Entity into full compliance with the duties and obligations expressly assumed by it under the Agreement; or

(B)           Money damages (excluding any special, punitive, exemplary and/or consequential damages) for noncompliance with the terms and provisions of this Agreement.  Any recovery of damages shall be limited to that amount authorized under this Agreement;

(iv)          An Authorized Person must strictly follow the procedures set forth below in paragraph (b) for  meet and confer, and non-binding arbitration prior to taking the matter in dispute raised through those procedures to court.

No causes of action or claims in law or in equity are cognizable against the Tribal Entities except actions against the Tribal Entities to compel  performance of specific duties and obligations of  the Tribal Entities under this Agreement and actual damages (specifically excluding consequential, punitive, exemplary and all other damages) suffered by an Authorized Person.

The source from which any damages are to be paid by the Tribal Entities shall be limited to the assets of the Merger LLC or the Surviving LLC, as applicable, and shall specifically exclude any funds from a federal, state, tribal or other governmental grant, contract or agreement and shall further exclude any trust assets of the Tribal Entities, or those funds set aside for per capita distribution to Tribal members.  This Limited Waiver does not allow any actions to be brought against Tribal Council Members, Tribal Entity Employees, Tribal Entity Agents, Tribal members, Tribal Entity representatives, attorneys for the Tribal Entities , or any other individuals acting on behalf of the Tribal Entities.

(b)           Dispute Resolution Process.

The Dispute Resolution Process contained herein consists of three separate and required steps, beginning with a “Meet and Confer”, then Arbitration, and concluding, if necessary with filing of an action in the U.S. District Court for the Central District of California.  All Dispute Resolution sessions shall be private.   Authorized Persons who are holders of no more than 1,000 shares of the Company’s Common Stock are not required to participate in Arbitration before filing an action in the specified federal court, provided that such Authorized Person’s claim is less than $5,000.

The parties agree to maintain the confidentiality of the Dispute Resolution Process and shall not rely on, or introduce as evidence in any judicial or other proceeding: (i) views expressed or suggestions made by the other party with respect to a possible settlement of the dispute; (ii) admissions made by the other party during any proceeding hereunder; (iii) proposals made or views expressed; or (iv) the fact that the other party had or had not indicated a willingness to accept a proposal.  This section shall apply to anything communicated, exchanged, said, done or occurring in the course of the Dispute Resolution Process.  The Arbitration and the Meet and Confer are to be considered settlement negotiations for the purpose of all state and federal rules protecting disclosures made during them from later discovery or use in evidence.  All conduct, statements, promises, offers, views and opinions, oral or written, made during the Dispute Resolution Process by any party or a party’s agent, representative, employee, or attorney are confidential and, where appropriate, are to be considered work product and privileged.  Such conduct, statements, promises, offers, views and opinions shall not be subject to discovery or admissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties; provided, however, that evidence otherwise subject to discovery or admissible is not excluded from discovery or admission in evidence simply as a result of it having been used in connection with the Dispute Resolution Procedure.

(c)           Meet and Confer.

After attempting to resolve any disputes between them through normal channels of communication, if an Authorized Person is not satisfied with the results,  the Authorized Person shall raise the matter in dispute in regard to which it seeks to compel the Tribal Entity to perform an obligation under the Agreement by requesting that a Meet and Confer be held.  This notice shall be in writing, shall state with specificity the matter in dispute and the resolutions requested, and shall propose a time and date for the Meet and Confer to be held, which shall be at least twenty-one (21) days after the notice is delivered, and shall state the location for the meeting which shall be held on the Morongo Indian Reservation or, for Authorized Persons who are holders of no more than 1,000 shares of the Company’s Common Stock, by teleconference. The Tribal Entity and the Authorized Person may jointly decide to meet at another time and place.

Attendees at the Meet and Confer shall have sufficient authority to resolve the matters at issue.

(d)           Non-Binding Arbitration:

If any claims or disputes are not resolved through utilization of the procedures set forth above for the Meet and Confer, an Authorized Person must, as a material condition precedent to invoking the limited waiver of Sovereign Immunity and taking legal action as provided below, request non-binding arbitration under the provisions set forth herein.  The Tribe, in its sole and absolute discretion, may waive the requirement for either an Authorized Person or the Tribal Entity to proceed with non-binding arbitration by enactment of a resolution of the Tribal Council of the Morongo Band.

Either party may initiate Arbitration by delivery of a written notice to the other party which states the specific issue(s) in dispute, the provisions of the Agreement which are claimed to be at issue or involved in the dispute, and the relief requested by the party initiating the arbitration.

Within twenty-one (21) days after delivery of such notice, each party will appoint one arbitrator who is a practicing lawyer or retired judge with experience with corporate and securities matters, but who has (and whose law firm has) at no time represented or acted on behalf of either of the parties and will notify the other party of its selection.  In the event that either of the parties fails to act within the ten (10) day period, the arbitrator that should have been appointed by that party will be appointed pursuant to the same procedures followed when agreement cannot be reached as to the third arbitrator.  Within ten (10) days after arbitrators are appointed by or on behalf of each party, the arbitrators shall appoint a third arbitrator with the same qualifications and background.  Together, the three arbitrators are the “Arbitration Panel.” In the event agreement cannot be reached on the appointment of a third arbitrator within the ten (10) day period, the third arbitrator shall be selected by the American Arbitration Association from the Large and Complex Case Project (“LCCP”) panel of the AAA.  In the event of any subsequent vacancies or inability to perform, the arbitrator shall be replaced in accordance with the provisions of this Article as if such replacement was an initial appointment to be made hereunder.

Each party shall have the right to conduct discovery in connection with the arbitration proceedings, but the discovery shall be limited to the prehearing production of relevant documents and to such depositions, limited both in number of depositions and duration, as the Arbitration Panel may approve by majority vote.

The Arbitration shall be held at the Morongo Indian Reservation, unless the Tribe designates another location.

The Arbitration Panel shall try any and all issues of law of and fact and make its decision by majority vote within thirty (30) days after the close of evidence and briefing in the Arbitration. The arbitration decision shall be in writing.

The Arbitration Panel shall have no power to vary or modify any terms of this Agreement.

Each party to the Arbitration shall pay its own attorneys’ and expert witness fees and any other costs associated with the Arbitration.  The Arbitration Panel shall determine by majority vote who shall bear the fees and expenses of the Arbitration Panel or whether the fees and expenses of the Arbitration Panel shall be shared by the parties, and if so, in what proportions.

(e)           Litigation.

After strictly following and completing the required Dispute Resolution procedures set forth above, an Authorized Person may bring any cause of action to enforce the duties and obligations of Tribal Entity pursuant to this Limited Waiver only in the U.S. District Court for the Central District of California, with any appeals therefrom being taken to the U.S. Court of Appeals for the Ninth Circuit and the U.S. Supreme Court.  If, after the parties to the action make their best efforts to have the matter heard by the federal court, the federal court refuses to accept jurisdiction over the dispute, an Authorized Person may bring any cause of action to enforce the duties and obligations of Tribal Entity pursuant to this Limited Waiver in a California state court in the judicial district in which the Tribe’s reservation is located.

Section 8.07         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered to be an original, but all of which shall constitute one and the same agreement.

Section 8.08         Amendments; No Waivers.

(a)           Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Tribe and Merger LLC or, in the case of a waiver, by the party against whom the waiver is to be effective; however, any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.09         Entire Agreement.  This Agreement, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.  Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for Section 5.11, which is intended for the benefit of the Company’s former and present officers, directors, employees and agents, and Articles I and II, which are intended for the benefit of the Company’s stockholders, including holders of Options.

Section 8.10         Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FULL HOUSE RESORTS, INC.

By:	/s/ Michael P. Shaunnessy
Name:	Michael P. Shaunnessy
Title:	Vice President

MORONGO BAND OF MISSION INDIANS

By:	/s/Allen Parker
Name:	Allen Parker
Title:	Chief Administrative Officer

MFH MERGER LLC

By:	/s/ Allen Parker
Name:	Allen Parker
Title:	Chief Administrative Officer

EXHIBIT A

List of Stockholders to be Party to Voting Agreement

William P. McComas

LKL Family Limited Partnership

Allen E. Paulson Living Trust

H Joe Frazier

EXHIBIT B

Shaunnessy Agreement

FULL HOUSE RESORTS, INC.

4670 S. Fort Apache Road, Suite 190

Las Vegas, Nevada  89147

July 29, 2003

Dear Mr. Shaunnessy:

This letter confirms that you have agreed to (i) the following amendments to your Employment Agreement (“Employment Agreement”), dated as of January 1, 2002 between you and Full House Resorts, Inc., a Delaware corporation (the “Company”) and (ii) the other agreements contained herein between you and the Company. All capitalized terms used but not otherwise defined herein shall be used as defined in the Employment Agreement or the Agreement and Plan of Merger, dated as of July 29, 2003, among the Company, the Morongo Band of Mission Indians and MFH Merger LLC, as may be amended from time to time (the “Merger Agreement”).

1.             Section 5.7 of the Employment Agreement is hereby amended in its entirety to read as follows:

5.7                                 Stay Bonus. Notwithstanding any other provision of this Agreement, on the Effective Time of the Merger contemplated by the Merger Agreement, in the event the Executive is then employed by the Company, the Executive shall be paid an amount in cash equal to $150,000.

2.             If the Effective Time of the Merger occurs after the expiration of the Employment Agreement, and immediately prior to the Effective Time, you are employed by the Company, the Company hereby agrees to pay you an amount in cash equal to $150,000 at the Effective Time of the Merger.

Except as specifically amended hereby, the Employment Agreement is and remains unmodified and in full force and effect. This letter agreement shall be governed by the laws of the State of Nevada, without regard to the conflict of laws principles thereof. This letter agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, and all such counterparts shall constitute one and the same agreement.

FULL HOUSE RESORTS, INC.		AGREED AND ACCEPTED:

By:	/s/ William P. McComas	/s/ Michael P. Shaunnessy
	WILLIAM P. MCCOMAS	MICHAEL P. SHAUNNESSY

Chairman and Chief Executive